As filed with the United States Securities and Exchange Commission on September 11, 2025

Registration Statement No. 333-289451

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bend NovaTech Group Limited
(Exact name of registrant as specified in its charter)

Cayman Islands	3440	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

No. 51 & 53,
Fu Hi Street,
Yuen Long, Hong Kong
+852 2186 9085

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin (Qixiang) Sun, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 260 Vienna, VA 22182 (703) 919-7285

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act: Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (this “Amendment No. 2”) to the Registration Statement on Form F-1 (Registration No. 333-289451) (the “Registration Statement”) is being filed solely for the purpose of filing certain exhibits to the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. Accordingly, this Amendment No. 2 consists only of the cover page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibits being filed with this Amendment No. 2. This Amendment No. 2 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 1 to the Registration Statement, filed on September 2, 2025.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles, which will become effective from the date on which the Registration Statement becomes effective, provided that, to the extent permitted by law, we shall indemnify each director (including alternate director), secretary, or any of our other officers for the time being and from time to time (but not including the auditor) and their personal representatives (each an "Indemnified Person") against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration ($)
Ordinary Shares
1 issued to Star Equity	April 17, 2025	1	0.0001
12,999,999 issued to Star Equity	April 17, 2025	12,999,999	12,999.9999
8,621,500 issued to Star Equity	June 10, 2025	8,621,500	862.15
535,350 issued to Daily Charm Inc.	June 10, 2025	535,350	53.535
534,275 issued to Miracle Worldwide Investment Limited	June 10, 2025	534,275	53.4275
532,125 issued to Max Premier Limited	June 10, 2025	532,125	53.2125
526,750 issued to Jumbo Harbour Group Limited	June 10, 2025	562,750	52,675

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1**	Memorandum and Articles of Association of Bend NovaTech Group Limited currently in effect.
3.2**	Amended and Restated Memorandum and Articles of Association of Bend NovaTech Group Limited to take effect on the date on which the Registration Statement becomes effective.
4.1**	Specimen Certificate for Ordinary Shares.
5.1	Opinion of Conyers Dill & Pearman regarding the legality of the Ordinary Shares being registered.
8.1	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters (included in Exhibit 5.1).
10.1†**	Form of Indemnification Agreement between the Registrant and its directors and executive officers.
10.2†**	Form of Independent Director Agreement between the Registrant and its independent directors.
10.3†**	Form of Employment Agreement between the Registrant and its executive officers.
10.4**	Loan Agreement between Smart (Technology) Global Limited and Chance Achieve Limited, dated May 28, 2022.
10.5**	Loan Agreement between Smart (Technology) Global Limited and Chance Achieve Limited, dated March 3, 2023.
10.6**	Short-Term Loan Agreement between Smart (Technology) Global Limited and Star Equity Enterprises Limited, dated December 19, 2024.
10.7**	Addendum to Short-Term Loan Agreement between Smart (Technology) Global Limited and Star Equity Enterprises Limited, dated December 19, 2024.
10.8**	Loan Assignment Deed among Smart (Technology) Global Limited, Chance Achieve Limited, and Star Equity Enterprises Limited, dated December 27, 2024.
10.9**	Loan Extension Agreement between Smart (Technology) Global Limited and Star Equity Enterprises Limited, dated December 27, 2024.
10.10**	Interest Capitalization Agreement between Smart (Technology) Global Limited and Star Equity Enterprises Limited, dated December 31, 2024.
21.1**	List of Subsidiaries.
23.1**	Consent of AssentSure PAC.
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).
23.3	Consent of Haldanes (included in Exhibit 99.2).
23.4**	Consent of Kingbridge Law Firm.
24.1**	Power of Attorney (included in the signature page).
99.1**	Code of Ethics of the registrant.
99.2	Opinion of Haldanes regarding certain Hong Kong law matters.
99.3**	Audit Committee Charter.
99.4**	Compensation Committee Charter.
99.5**	Nominating and Corporate Governance Committee Charter.
99.6**	Consent of Independent Director Nominee Xiaomin Yu.
99.7**	Consent of Independent Director Nominee Hongqin Zhao.
99.8**	Consent of Independent Director Nominee Jianwen Shi.
107**	Filing Fee Table.

†	Executive Compensation Plan or Agreement

**	Previously filed

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong SAR, on September 11, 2025.

Bend NovaTech Group Limited

By:	/s/ Ching Yi Li
Ching Yi Li
Director and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ching Yi Li	Chief Executive Officer and Director	September 11, 2025
Name: Ching Yi Li	(principal executive officer)

/s/ *	Chief Financial Officer and Director	September 11, 2025
Name: Wai Yan Chan	(principal financial and accounting officer)

*By:	/s/ Ching Yi Li
Ching Yi Li
Chief Executive Officer and Director
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of the Company, has signed this registration statement or amendment thereto in New York, NY on September 11, 2025.

Cogency Global Inc.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President